                                  EXHIBIT 5.1

                               September 24, 1997

Citadel Holding Corporation
550 South Hope Street
Los Angeles, California  90071

          Re:  Registration Statement on Form S-8
               ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Citadel Holding Corporation, a Delaware corporation (the "Company"), in connection with the registration of 300,000 shares of Common Stock (the Common Stock") of the Company issuable under its 1996 Nonemployee Director Stock Option Plan, as amended (the "Plan"). In connection therewith, we have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about September 24, 1997. We have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Plan and such other matters as we deemed necessary for purposes of rendering this opinion.

     Based upon the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and the agreements evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,



                                 GIBSON, DUNN & CRUTCHER LLP

DES/HJH